UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2026

CEA INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41266	27-3911608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

385 S. Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of principal executive offices, including zip code)

(303) 993-5271

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value per share	BNC	Nasdaq Capital Market
Warrants to purchase common stock	BNCWW	Nasdaq Capital Market
Preferred stock purchase rights		Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2026, the Board of Directors (the “Board”) of CEA Industries Inc. (the “Company”) appointed William B. Miller as the Company’s Chief Financial Officer, effective March 9, 2026.

Mr. Miller, 45, has over 20 years of experience spanning financial reporting, accounting policy, internal controls, and capital markets, including in public company environments. Most recently, he served as Chief Accounting Officer of Figure Technology Solutions, Inc., a blockchain-native capital marketplace for the origination, funding, sale and trading of on-chain loan products and tokenized assets, in 2025, where he helped guide the company through its reorganization and initial public offering. He also served as Chief Financial Officer of reAlpha Tech Corp., an AI-driven real estate technology company, in 2024, where he oversaw capital markets activities and financial reporting. Prior to that, he was Chief Accounting Officer of Sunlight Financial Holdings Inc., a previously publicly traded technology-enabled point-of-sale finance company that provides homeowners with financing for the installation of residential solar systems and other home improvements, where he managed financial reporting, accounting policy and procedures, and internal controls from 2018 to 2024. From 2015 to 2018, Mr. Miller served as Chief Financial Officer and Treasurer of KKR Real Estate Finance Trust Inc. (“KREF”), a commercial mortgage real estate investment trust externally managed by KKR & Co. Inc., a global investment firm, where he oversaw all aspects of KREF’s financial and organizational strategy involving capital raises, capital structure and financial and regulatory reporting. From 2009 to 2015, Mr. Miller held several finance leadership roles at Fortress Investment Group LLC, a diversified global investment management firm, including Controller of New Residential Investment Corp., a real estate investment trust primarily focused on investing in residential mortgage related assets, and Vice President of Finance, where he led accounting, finance and treasury operations. Mr. Miller holds a B.S.B.A in Accounting and Finance and a B.S. in Computer Information Science from The Ohio State University.

In connection with Mr. Miller’s appointment, the Company entered into an Employment Agreement with Mr. Miller, dated and effective as of March 9, 2026 (the “Employment Agreement”). The material terms of the Employment Agreement are as follows:

Base Salary. Mr. Miller will receive an annual base salary of $350,000.

Annual Incentive Bonus. Mr. Miller will be eligible to receive an annual incentive bonus. For the year ending December 31, 2026, Mr. Miller’s target annual incentive bonus is $175,000, subject to the achievement of performance objectives established by the Board or its Compensation Committee.

Annual Equity Refresh Grants. Mr. Miller will be eligible to participate in the Company’s equity compensation program, with a target grant date fair value ranging between $500,000 and $750,000 annually, subject to availability of shares, performance, and Board or Compensation Committee approval.

Inducement Grant. As an inducement to accept employment, Mr. Miller will receive a grant of restricted stock units with a grant date fair value of $1,000,000 (the “New Hire Grant”), to be granted within 30 days following March 9, 2026. The New Hire Grant will vest as to 25% of the restricted stock units on the one-year anniversary of the grant date and in equal quarterly installments thereafter through the four-year anniversary of the grant date, subject to continued service.

Severance. In the event Mr. Miller’s employment is terminated by the Company without cause or by Mr. Miller for good reason, he will be entitled to receive nine (9) months of his base salary as a severance payment, subject to his execution of a release of claims.

Change in Control. In the event that Mr. Miller’s employment is involuntarily terminated by the Company without cause, or by Mr. Miller for good reason, in each case within one year following a change in control of the Company, the unvested portion of the New Hire Grant will fully accelerate, and Mr. Miller will also be entitled to the severance benefits described above.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

There are no family relationships between Mr. Miller and any director or executive officer of the Company, no transactions involving Mr. Miller and the Company that would be reportable under Item 404(a) of Regulation S-K and no arrangement or understanding with any person pursuant to which Mr. Miller was selected as an executive officer.

Item 8.01. Other Events.

On March 10, 2026, the Company issued a press release in connection with the appointment of Mr. Miller as Chief Financial Officer of the Company as reported under Item 5.02 above. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated March 9, 2026, by and between CEA Industries Inc. and William B. Miller.
99.1	Press Release, dated March 10, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEA INDUSTRIES INC.

Date: March 12, 2026	By:	/s/ David Namdar
	Name:	David Namdar
	Title:	Chief Executive Officer